Exhibit 10.48

October 24, 2018

Leone Patterson
337 Channing Way
Alameda, California 94502

Re: Amended and Restated Employment Terms

Dear Leone:

This letter agreement (the “Agreement”) sets forth the amended and restated terms of your employment with Adverum Biotechnologies, Inc. (the “Company”). These terms became effective on October 18, 2018, and shall supersede and replace the terms set forth in your earlier offer letter from the Company dated May 31, 2016.

1.Role

You will serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors (the “Board”).  During the period in which you are employed as the Company’s President and Chief Executive Officer, you will serve as a member of the Board, subject to any required Board and/or stockholder approval. Unless the Board provides otherwise, upon your termination of employment as the Company’s President and Chief Executive Officer for any reason, you will automatically and without further action immediately be deemed to have resigned from the Board.

2.Compensation and Benefits.

Your current compensation is equal to an annual base salary of $371,300 (“Current Salary”), plus retention bonuses at the rate of $300,000 per year, payable in equal quarterly installments at the beginning of each quarter.  Effective as of January 1, 2019, your base salary will be increased to $515,000 annually (the “New Salary”), and the quarterly retention bonuses will cease.  (For sake of clarity, you will not receive a retention bonus for the first quarter of 2019.)  Your salary will be paid in accordance with the Company’s standard payroll schedule, subject to standard payroll deductions and withholdings.

You will remain eligible for a 2018 bonus, with the target of such bonus to be equal to 40% of the Current Salary for the period of 2018 that you served as Chief Financial Officer (1/3 of the year), and 55% of $671,300 (the sum of Current Salary and total annual retention bonuses) for the remainder of 2018 (2/3 of the year).  For example, if you earn a bonus for 2018 at 100% of target, it would be for 40%*$371,300*1/3 + 55%*$671,300*2/3, or $295,650.  Your target bonus for 2019 will be equal to 55% of the New Salary (or such higher amount if your salary is increased in the future).  Annual bonuses are earned when paid, and thus you must be actively employed through and including the date the bonus is paid in order to earn the bonus. Your annual bonus

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will be calculated based on attainment of individual goals (including corporate and personal objectives) to be determined in the sole discretion of the Board each year. Bonus payments will be in the form of cash, and will be subject to applicable payroll deductions and all required withholdings.

You will continue to be eligible to participate in the Company’s general employee benefits in accordance with the terms, conditions and limitations of any such benefit plans, as in effect from time to time.

3.Stock Option and Restricted Stock Unit grants.

As of the date of this Agreement, you have been granted certain options and restricted stock units, including an option to purchase 150,000 shares of the Company’s common stock that was granted on October 18, 2018 in connection with your promotion to President and Chief Executive Officer.  Those options and previously granted options and restricted stock units will continue to be governed in all respects by the terms of the applicable equity incentive plan and option or restricted stock unit agreements.

4.Confidentiality and Proprietary Information Obligations.

(a)Company Policies and Proprietary Information Agreement. You will be required to remain in compliance with the terms of the Employee Proprietary Information and Invention Assignment Agreement that you previously executed, as well as the Company’s standard policies and procedures.

(b)Adverse or Outside Business Activities. Throughout your employment with the Company, you may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Board. In addition, throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the Company's business; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. You hereby represent and warrant that you have disclosed previously to the Board all other employment or other commercial business activities that you already undertake, or intend to undertake (to the extent currently known by you), during your period of employment with the Company.

5.No Conflicts.

By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts that would restrict your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are presently in compliance with such contracts, if any.

6.At Will Employment; Amended and Restated Change in Control and Severance Agreement.

You will be eligible for severance benefits under the terms of the Amended and Restated Change in Control and Severance Agreement attached hereto as Exhibit A.

Your employment relationship with the Company remains “at-will.”  This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. The Company also has the right to reassign you or change your compensation at any time, with or without cause or advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Company and signed by you and by a duly authorized member of the Board.

7.Miscellaneous.

7.1Entire Agreement. This Agreement, together with any agreements referenced herein, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, concerning your employment terms (including, without limitation, your previous offer letter from the Company dated May 31, 2016).

7.2Succession and Assignment. This Agreement is personal to you and shall not be assigned by you. Any purported assignment by you shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

7.3Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

7.4Governing law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of San Mateo. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7.5Headings and Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

7.6No Construction against Drafter. Any ambiguity in this Agreement shall not be construed against either party as the drafter.

7.7Waiver. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.

7.8Counterparts. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

8.Acknowledgement of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

Please sign and date this letter and return it to me to confirm your continued employment on the terms as set forth above.

Sincerely,
Adverum Biotechnologies, Inc.

/s/ Paul Cleveland
Paul B. Cleveland, Chair of the Board of Directors

Understood and Accepted:

/s/ Leone Patterson
Leone Patterson

Date: October 24, 2018

EXHIBIT A TO LETTER AGREEMENT

Amended and Restated Change in Control and Severance Agreement